Exhibit 99.1

Packaging Corporation of America Announces 15% Dividend Increase

LAKE FOREST, IL, August 31, 2016 — Packaging Corporation of America (NYSE: PKG) announced today that it intends to increase the quarterly cash dividend on its common stock to an annual payout of $2.52 per share from $2.20 per share, a 15% increase. The first quarterly dividend of $0.63 per share will be paid on October 14, 2016 to shareholders of record as of September 15, 2016. Future declaration of quarterly dividends and the establishment of future record and payment dates are subject to the final determination of PCA’s Board of Directors.

Commenting on today’s announcement, Mark W. Kowlzan, Chief Executive Officer of PCA, said, “This announcement marks the sixth time in the last six years that PCA has increased the dividend on its common stock. This reflects PCA’s on-going commitment to generating value and returning cash to shareholders.”

PCA is the fourth largest producer of containerboard and corrugated packaging products in the United States and the third largest producer of uncoated freesheet paper in North America. PCA operates eight mills and 96 corrugated products plants and related facilities.

CONTACT:

Barbara Sessions

Packaging Corporation of America

INVESTOR RELATIONS: (877) 454-2509

PCA’s Website: www.packagingcorp.com